Exhibit 99.1

Atmel to Acquire Quantum Research Group - A Leading Developer of Touch Sensing Technologies
Acquisition Expands and Strengthens Atmel’s Proprietary Microcontroller Product Portfolio
SAN JOSE, Calif., Feb 06, 2008 /PRNewswire-FirstCall via COMTEX News Network/ - Atmel(R) Corporation (Nasdaq: ATML) today announced that it has signed a definitive agreement to acquire Quantum Research Group Ltd. (“Quantum”), the leading independent developer of capacitive sensing IP and solutions for user interfaces. The acquisition of Quantum provides Atmel with an immediate presence in touch sensing, one of the fastest growing markets for microcontrollers. The acquisition is expected to be accretive to Atmel’s net income per share in the fourth quarter of 2008 and thereafter.
“This transaction is an important step in our strategy to expand and strengthen our proprietary microcontroller product portfolio and accelerate Atmel’s profitable growth,” said Steve Laub, Atmel’s President and Chief Executive Officer. “The market for touch sense technologies is experiencing explosive growth, and Quantum has been a pioneer in this market since its founding in 1996. Indeed, Quantum’s technology has revolutionized the way consumers experience and interact with electronics. By integrating Quantum’s capacitive sensing capabilities with Atmel’s microcontroller technology, we will be able to offer best-in-class user interface solutions that we expect to differentiate Atmel and drive significant growth. In addition, we expect to substantially increase Quantum’s customer reach by leveraging Atmel’s global sales and marketing network. This acquisition is a natural extension of the partnership we have had with Quantum. We look forward to capitalizing on each company’s technology leadership and the product synergies created by this transaction to deliver even greater value to our customers and shareholders.”
Offering a wide variety of touch and proximity sensing solutions, privately-held Quantum is the leading independent supplier of capacitive sensing solutions. Capacitive sensing products are rapidly penetrating the overall touch sensing technology market, which is expected to grow from over $1 billion in 2007 to more than $3 billion in 2011(1). Touch sensing in mobile phones alone is expected to grow from 50 million units in 2007 to 400 million units by 2011(2). Quantum’s innovative touchpad navigation technologies support a wide range of markets and applications, including mobile phone handsets, consumer electronics (such as personal media players and audio/video systems), home appliances, home security, PC peripherals, medical, automotive, and industrial equipment. Quantum’s products are sold to an extensive base of blue chip customers including all of the world’s leading mobile phone handset manufacturers as well as General Electric, LG Electronics, Philips, Samsung, Siemens VDO Automotive, Sony, Toshiba, Whirlpool, and others.
“As our IP has been optimized to run on Atmel’s microcontrollers, the acquisition will allow Quantum to significantly expand and support its capacitive touch customer base by allowing us to make use of Atmel’s broad technical and sales resources,” said Hal Philipp, Chief Executive Officer of Quantum Research Group. “We are delighted to join with Atmel and look forward to jointly capitalizing on the many benefits created by this transaction.”
Terms and Approvals
Under the terms of the agreement, Atmel will pay approximately $88 million in cash at closing. Upon the satisfaction of certain contingencies over the next three years, certain Quantum shareholders may also receive up to an additional $42 million in cash and Atmel common stock, the ratio of which will be determined by Atmel at closing.
The acquisition has been approved by Atmel’s Board of Directors and is expected to close in the first quarter of 2008, subject to customary closing conditions and regulatory approval. Following the completion of the transaction, Quantum will become part of Atmel’s microcontroller business unit, and Mr. Philipp will join Atmel.
Conference Call
Atmel will hold a teleconference to discuss this transaction as well as its fourth quarter and full year 2007 financial results at 2:00 p.m. PT today. The conference call will be webcast live and can also be monitored by dialing 1-800-374-0405 or +1-706-634-5185. The conference ID number is 31494328 and participants are encouraged to initiate their calls at least 10 minutes in advance of the 2:00 p.m. PT start time to ensure a timely connection. The webcast can be accessed at http://www.atmel.com/ir/ and will be archived for 12 months.
A replay of the conference call will be also available today at approximately 5:00 p.m. PT and will run for 48 hours. The replay access numbers are 1-800-642-1687 within the U.S. and 1-706-645-9291 for all other locations. The access code is 31494328.
About Quantum Research Group
Quantum is a leading provider of capacitive touch sense products and technologies. The Company’s award winning QTouch(TM) and QMatrix(TM) technologies are embedded in over 30 dedicated touch sense controllers from Quantum as well as licensed to silicon partners, addressing various applications in the mobile communication and entertainment markets as well as in PC, appliances and automotive applications. Quantum’s sensing technology is based on its patented charge-transfer methodology and addresses applications with multiple buttons, wheels, sliders, track pads and touch screens. Quantum had revenues of approximately $21 million for the twelve months ended December 31, 2007 which represented an increase of approximately 75% over 2006. The Company is based in Hamble, England with offices in Ireland, Germany, Japan, China, Taiwan, Korea and the United States. Additional company and product information is available at http://www.qprox.com.
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel provides the electronics industry with complete system solutions focused on consumer, industrial, security, communications, computing and automotive markets.
Safe Harbor for Forward-Looking Statements
Information in this release regarding Atmel’s forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties and may be identified by the use of words such as “expect,” “anticipate,” “estimate,” “intend,” “believe” or other similar terms or phrases. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and Atmel assumes no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from Atmel’s current expectations. Factors that could cause or contribute to such differences and other risks are detailed from time to time in Atmel’s SEC reports and filings, including Atmel’s Form 10-K for the year ended December 31, 2006, filed on June 8, 2007, as amended on June 27, 2007, and Atmel’s Form 10-Q for the quarter ended September 30, 2007, filed on November 8, 2007.

(1)Source: iSuppli
(2)Source: Strategy Analytics

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